Issuer Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration No. 333-163463

April 30, 2012

US Airways, Inc. (“US Airways”)

US Airways is increasing the size of the 2012-1 EETC transaction in order to finance more aircraft. This free writing prospectus sets forth the corresponding material changes to US Airways’s Preliminary Prospectus Supplement dated April 30, 2012 (the “Supplement”), relating to the Certificates referred to below, and should be read together with the Supplement and the accompanying Prospectus dated December 3, 2009. The information herein supersedes any inconsistent information set forth in the Supplement.

Aircraft to be Financed:	14 total Aircraft, consisting of all eight (8) new Airbus A321-231 aircraft and all four (4) new Airbus A321-211 aircraft described in the Supplement, rather than only eight (8) of such new aircraft, as well as the other two (2) Airbus A321-231 aircraft currently owned by US Airways described in the Supplement.

Aggregate Appraised Aircraft Value (1):	$726,494,757

Aggregate Face Amount:	$504,743,000

Initial Amount of Deposits:	$504,743,000

Securities:	Class A Pass Through Certificates, Series 2012-1 (“Class A Certificates”)	Class B Pass Through Certificates, Series 2012-1 (“Class B Certificates” and, together with the Class A Certificates, the “Certificates”)

Face Amount:	$379,785,000	$124,958,000

Initial LTV (cumulative) (1):	52.2%	69.4%

Highest LTV (cumulative) (2):	52.2%	69.4%

(1)	Determined as of April 1, 2013, the first Regular Distribution Date after all aircraft are expected to have been financed pursuant to this Offering.
(2)	See “Loan to Value Ratios” below.

Equipment Notes and the Aircraft

The fourteen (14) Aircraft to be financed pursuant to this Offering will consist of eight (8) new Airbus A321-231 aircraft, four (4) new Airbus A321-211 aircraft and two (2) Airbus A321-231 aircraft currently owned by US Airways. The new aircraft will consist of eight (8) new Airbus A321-231 aircraft and four (4) new Airbus A321-211 aircraft scheduled to be delivered from September 2012 to March 2013. Set forth below is certain information about the Equipment Notes expected to be held in the Trusts and the Aircraft expected to secure such Equipment Notes:

Aircraft Type(1)	Registration Number	Manufacturer’s Serial Number	Delivery Month	Principal Amount of Equipment Notes	Appraised Value(2)
Airbus A321-231	N538UW	4050	October 2009	$31,567,000	$45,690,000
Airbus A321-231	N540UW	4107	December 2009	31,713,000	45,900,000
Airbus A321-231	N559UW	5292	September 2012	36,621,000	52,790,000
Airbus A321-231	N560UW	5300	September 2012	36,621,000	52,790,000
Airbus A321-231	N561UW	5317	October 2012	36,682,000	52,880,000
Airbus A321-231	N562UW	5332	October 2012	36,682,000	52,880,000
Airbus A321-231	N563UW	5368	November 2012	36,745,000	52,970,000
Airbus A321-231	N564UW	5374	November 2012	36,745,000	52,970,000
Airbus A321-231	N565UW	5409	December 2012	36,801,000	53,050,000
Airbus A321-231	N566UW	5422	December 2012	36,801,000	53,050,000
Airbus A321-211	N198UW	5444	January 2013	36,863,000	53,140,000
Airbus A321-211	N199UW	TBD	February 2013	36,926,000	53,230,000
Airbus A321-211	N150UW	TBD	March 2013	36,988,000	53,320,000
Airbus A321-211	N151UW	TBD	March 2013	36,988,000	53,320,000

(1)	The indicated registration number, manufacturer’s serial number and delivery month for each aircraft reflect our current expectations, although these may differ for the actual aircraft financed hereunder. The financing of each newly delivered Airbus aircraft is expected to be effected at delivery of such aircraft from Airbus to US Airways. The actual delivery date for any new Airbus aircraft may be subject to delay or acceleration. The deadline for purposes of financing an Aircraft pursuant to this Offering is June 30, 2013. See “Description of the Aircraft and the Appraisals — Timing of Financing the Aircraft” in the Supplement. US Airways has certain rights to substitute other Airbus aircraft if the scheduled delivery date of any of the new Airbus aircraft eligible to be financed pursuant to this Offering is delayed for more than 30 days after the month scheduled for delivery or beyond the delivery deadline. See “Description of the Aircraft and the Appraisals — Substitute Aircraft” in the Supplement.
(2)	The appraised value of each Aircraft set forth above is the lesser of the average and median values of such Aircraft as appraised by three independent appraisal and consulting firms. In the case of the new aircraft, such appraisals indicate appraised base value, projected as of the scheduled delivery month of the applicable aircraft and in the case of currently owned aircraft, such appraisals indicate appraised base value, adjusted for the maintenance status of the applicable aircraft. These appraisals are based upon varying assumptions and methodologies. An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value. See “Risk Factors — Risk Factors Relating to the Certificates and the Offering — The Appraisals are only Estimates of Aircraft Value” in the Supplement.

Loan to Aircraft Value Ratios

The following table sets forth loan to Aircraft value ratios (“LTVs”) for each Class of Certificates as of April 1, 2013, the first Regular Distribution Date after all Aircraft are expected to have been financed pursuant to the Offering, and each Regular Distribution Date thereafter. The table should not be considered a forecast or prediction of expected or likely LTVs but simply a mathematical calculation based on one set of assumptions. See “Risk Factors — Risk Factors Relating to the Certificates and the Offering — The Appraisals are only Estimates of Aircraft Value” in the Supplement.

		Outstanding Balance(2)		LTV(3)
Regular Distribution Date	Assumed Aggregate Aircraft Value(1)	Class A Certificates	Class B Certificates	Class A Certificates	Class B Certificates
April 1, 2013	$726,494,757	$379,100,756	$124,867,913	52.2%	69.4%
October 1, 2013	717,063,264	364,770,082	119,749,565	50.9	67.6
April 1, 2014	706,032,170	352,098,243	115,789,276	49.9	66.3
October 1, 2014	695,001,077	339,647,026	111,895,173	48.9	65.0
April 1, 2015	683,969,984	327,416,431	108,067,257	47.9	63.7
October 1, 2015	672,938,891	315,406,458	104,305,528	46.9	62.4
April 1, 2016	661,907,797	303,617,107	99,286,170	45.9	60.9
October 1, 2016	650,876,704	293,870,832	94,377,122	45.1	59.6
April 1, 2017	639,845,611	285,051,220	89,578,386	44.5	58.5
October 1, 2017	628,814,518	276,049,573	84,889,960	43.9	57.4
April 1, 2018	617,783,424	262,557,955	83,400,762	42.5	56.0
October 1, 2018	606,752,331	248,768,456	81,911,565	41.0	54.5
April 1, 2019	595,721,238	235,309,889	80,422,367	39.5	53.0
October 1, 2019	584,690,145	222,182,255	0	38.0	0.0
April 1, 2020	573,659,051	209,385,554	0	36.5	0.0
October 1, 2020	562,627,958	196,919,785	0	35.0	0.0
April 1, 2021	551,596,865	184,784,950	0	33.5	0.0
October 1, 2021	540,565,772	172,981,047	0	32.0	0.0
April 1, 2022	529,534,678	161,508,077	0	30.5	0.0
October 1, 2022	518,503,585	150,366,040	0	29.0	0.0
April 1, 2023	507,472,492	139,554,935	0	27.5	0.0
October 1, 2023	496,441,399	129,074,764	0	26.0	0.0
April 1, 2024	485,410,305	118,925,525	0	24.5	0.0
October 1, 2024	474,379,212	0	0	0.0	0.0

(1)	In calculating the assumed aggregate aircraft values above, we assumed that the initial appraised value of each Aircraft, determined as described under “— Equipment Notes and the Aircraft” above, declines by approximately 3% per year for the first fifteen (15) years after the year of delivery of such Aircraft and 4% per year for each of the next five (5) years, in each case prior to the final expected Regular Distribution Date. Other rates or methods of depreciation may result in materially different LTVs. We cannot assure you that the depreciation rate and method used for purposes of the table will occur or predict the actual future value of any Aircraft. See “Risk Factors — Risk Factors Relating to the Certificates and the Offering — The Appraisals are only Estimates of Aircraft Value” in the Supplement.
(2)	In calculating the outstanding balances of each Class of Certificates, we have assumed that the Trusts will acquire the Equipment Notes for all Aircraft. Outstanding balances as of each Regular Distribution Date are shown after giving effect to distributions expected to be made on such distribution date.
(3)	The LTVs for each Class of Certificates were obtained for each Regular Distribution Date by dividing (i) the expected outstanding balance of such Class together with the expected outstanding balance of each other class senior in right of payment to such class after giving effect to the distributions expected to be made on such distribution date, by (ii) the assumed value of all of the Aircraft on such date based on the assumptions described above. The outstanding balances and LTVs of each Class of Certificates will change if the Trusts do not acquire Equipment Notes with respect to all the Aircraft.

Assumed Amortization Schedule and resulting Pool Factors

The following table sets forth the expected aggregate principal amortization schedule for the Equipment Notes held in each Trust (the “Assumed Amortization Schedule”) and resulting Pool Factors with respect to such Trust. The scheduled distribution of principal payments for any Trust would be affected if Equipment Notes with respect to any Aircraft are not acquired by such Trust, if any Equipment Notes held in such Trust are redeemed or purchased or if a default in payment on such Equipment Notes occurs. Accordingly, the aggregate principal amortization schedule applicable to a Trust and the resulting Pool Factors may differ from those set forth in the following table.

	Class A		Class B
Date	Scheduled Principal Payments	Expected Pool Factor	Scheduled Principal Payments	Expected Pool Factor
Issuance Date	$0.00	1.0000000	$0.00	1.0000000
October 1, 2012	0.00	1.0000000	0.00	1.0000000
April 1, 2013	684,243.64	0.9981983	90,086.60	0.9992791
October 1, 2013	14,330,674.18	0.9604647	5,118,348.39	0.9583185
April 1, 2014	12,671,838.86	0.9270989	3,960,289.09	0.9266256
October 1, 2014	12,451,216.94	0.8943140	3,894,102.51	0.8954623
April 1, 2015	12,230,595.14	0.8621100	3,827,915.98	0.8648286
October 1, 2015	12,009,973.20	0.8304869	3,761,729.39	0.8347247
April 1, 2016	11,789,351.42	0.7994447	5,019,358.44	0.7945563
October 1, 2016	9,746,274.77	0.7737821	4,909,047.52	0.7552707
April 1, 2017	8,819,612.24	0.7505594	4,798,736.57	0.7168680
October 1, 2017	9,001,646.39	0.7268575	4,688,425.64	0.6793479
April 1, 2018	13,491,617.89	0.6913331	1,489,197.58	0.6674304
October 1, 2018	13,789,499.59	0.6550244	1,489,197.60	0.6555128
April 1, 2019	13,458,566.80	0.6195871	1,489,197.58	0.6435952
October 1, 2019	13,127,634.00	0.5850211	80,422,367.11	0.0000000
April 1, 2020	12,796,701.20	0.5513265	0.00	0.0000000
October 1, 2020	12,465,768.41	0.5185033	0.00	0.0000000
April 1, 2021	12,134,835.60	0.4865515	0.00	0.0000000
October 1, 2021	11,803,902.81	0.4554710	0.00	0.0000000
April 1, 2022	11,472,970.02	0.4252619	0.00	0.0000000
October 1, 2022	11,142,037.21	0.3959241	0.00	0.0000000
April 1, 2023	10,811,104.42	0.3674577	0.00	0.0000000
October 1, 2023	10,480,171.63	0.3398627	0.00	0.0000000
April 1, 2024	10,149,238.82	0.3131391	0.00	0.0000000
October 1, 2024	118,925,524.82	0.0000000	0.00	0.0000000

Obligation to Purchase Equipment Notes

The Trustees will be obligated to purchase the Equipment Notes issued with respect to the Aircraft during the Delivery Period, subject to the terms and conditions of a note purchase agreement (the “Note Purchase Agreement”). Under the Note Purchase Agreement, US Airways agrees to enter into a secured debt financing with respect to each Aircraft. The Note Purchase Agreement provides for the relevant parties to enter into a participation agreement (each, a “Participation Agreement”) and an indenture (each, an “Indenture”) relating to the financing of each Aircraft in substantially the form attached to the Note Purchase Agreement.

The description of such financing agreements in the Supplement is based on the forms of such agreements attached to the Note Purchase Agreement. However, the terms of the financing agreements actually entered into may differ from the forms of such agreements and, consequently, may differ from the description of such agreements contained in the Supplement. See “Description of the Equipment Notes” in the Supplement. Although such changes are permitted, under the Note Purchase Agreement, the terms of such agreements must not vary the Required Terms. In addition, US Airways is obligated to certify to the Trustees that any substantive modifications do not materially and adversely affect the Certificateholders. US Airways must also obtain written confirmation from each Rating Agency that the use of financing agreements modified in any material respect from the forms attached to the Note Purchase Agreement will not result in a withdrawal, suspension or downgrading of the rating of any Class of Certificates. Further, under the Note Purchase Agreement, it is a condition precedent to the obligation of each Trustee to purchase the Equipment Notes related to the financing of an Aircraft that no Triggering Event shall have occurred. See “Description of the Aircraft and the Appraisals—Timing of Financing the Aircraft” in the Supplement. The Trustees will have no right or obligation to purchase Equipment Notes after the Delivery Period Termination Date.

The “Required Terms”, as defined in the Note Purchase Agreement, mandate that:

•

The initial principal amount and principal amortization schedule for each of the Equipment Notes issued with respect to each Aircraft shall be, with respect to the four (4) new Airbus A321-211 aircraft to be financed pursuant to this Offering, as set forth in the applicable table below for that Aircraft and, with respect to the eight (8) new Airbus A321-231 aircraft and the other two (2) Airbus A321-231 aircraft currently owned by US Airways described in the Supplement, as set forth in the applicable table for that Aircraft described under “Description of the Certificates —Obligation to Purchase Equipment Notes” in the Supplement :

	N198UW
	Series A Equipment Notes		Series B Equipment Notes
Date	Scheduled Payments of Principal	Equipment Note Ending Balance	Scheduled Payments of Principal	Equipment Note Ending Balance
Issuance Date	$0.00	$27,723,000.00	$0.00	$9,140,000.00
October 1, 2012	0.00	27,723,000.00	0.00	9,140,000.00
April 1, 2013	0.00	27,723,000.00	0.00	9,140,000.00
October 1, 2013	1,096,166.77	26,626,833.23	398,735.70	8,741,264.30
April 1, 2014	920,942.77	25,705,890.46	287,753.10	8,453,511.20
October 1, 2014	905,000.77	24,800,889.69	282,970.50	8,170,540.70
April 1, 2015	889,058.77	23,911,830.92	278,187.90	7,892,352.80
October 1, 2015	873,116.77	23,038,714.15	273,405.30	7,618,947.50
April 1, 2016	857,174.77	22,181,539.38	365,337.50	7,253,610.00
October 1, 2016	708,063.93	21,473,475.45	357,366.50	6,896,243.50
April 1, 2017	640,469.85	20,833,005.60	349,395.50	6,546,848.00
October 1, 2017	653,887.70	20,179,117.90	341,424.50	6,205,423.50
April 1, 2018	982,292.90	19,196,825.00	107,608.50	6,097,815.00
October 1, 2018	1,004,346.00	18,192,479.00	107,608.50	5,990,206.50
April 1, 2019	980,433.00	17,212,046.00	107,608.50	5,882,598.00
October 1, 2019	956,520.00	16,255,526.00	5,882,598.00	0.00
April 1, 2020	932,607.00	15,322,919.00	0.00	0.00
October 1, 2020	908,694.00	14,414,225.00	0.00	0.00
April 1, 2021	884,781.00	13,529,444.00	0.00	0.00
October 1, 2021	860,868.00	12,668,576.00	0.00	0.00
April 1, 2022	836,955.00	11,831,621.00	0.00	0.00
October 1, 2022	813,042.00	11,018,579.00	0.00	0.00
April 1, 2023	789,129.00	10,229,450.00	0.00	0.00
October 1, 2023	765,216.00	9,464,234.00	0.00	0.00
April 1, 2024	741,303.00	8,722,931.00	0.00	0.00
October 1, 2024	8,722,931.00	0.00	0.00	0.00

	N199UW
	Series A Equipment Notes		Series B Equipment Notes
Date	Scheduled Payments of Principal	Equipment Note Ending Balance	Scheduled Payments of Principal	Equipment Note Ending Balance
Issuance Date	$0.00	$27,770,000.00	$0.00	$9,156,000.00
October 1, 2012	0.00	27,770,000.00	0.00	9,156,000.00
April 1, 2013	0.00	27,770,000.00	0.00	9,156,000.00
October 1, 2013	1,098,070.51	26,671,929.49	399,931.15	8,756,068.85
April 1, 2014	922,502.52	25,749,426.97	288,240.45	8,467,828.40
October 1, 2014	906,533.51	24,842,893.46	283,449.75	8,184,378.65
April 1, 2015	890,564.52	23,952,328.94	278,659.05	7,905,719.60
October 1, 2015	874,595.51	23,077,733.43	273,868.35	7,631,851.25
April 1, 2016	858,626.52	22,219,106.91	365,956.25	7,265,895.00
October 1, 2016	709,263.13	21,509,843.78	357,971.75	6,907,923.25
April 1, 2017	641,554.58	20,868,289.20	349,987.25	6,557,936.00
October 1, 2017	654,995.15	20,213,294.05	342,002.75	6,215,933.25
April 1, 2018	983,956.55	19,229,337.50	107,790.75	6,108,142.50
October 1, 2018	1,006,047.00	18,223,290.50	107,790.75	6,000,351.75
April 1, 2019	982,093.50	17,241,197.00	107,790.75	5,892,561.00
October 1, 2019	958,140.00	16,283,057.00	5,892,561.00	0.00
April 1, 2020	934,186.50	15,348,870.50	0.00	0.00
October 1, 2020	910,233.00	14,438,637.50	0.00	0.00
April 1, 2021	886,279.50	13,552,358.00	0.00	0.00
October 1, 2021	862,326.00	12,690,032.00	0.00	0.00
April 1, 2022	838,372.50	11,851,659.50	0.00	0.00
October 1, 2022	814,419.00	11,037,240.50	0.00	0.00
April 1, 2023	790,465.50	10,246,775.00	0.00	0.00
October 1, 2023	766,512.00	9,480,263.00	0.00	0.00
April 1, 2024	742,558.50	8,737,704.50	0.00	0.00
October 1, 2024	8,737,704.50	0.00	0.00	0.00

	N150UW
	Series A Equipment Notes		Series B Equipment Notes
Date	Scheduled Payments of Principal	Equipment Note Ending Balance	Scheduled Payments of Principal	Equipment Note Ending Balance
Issuance Date	$0.00	$27,817,000.00	$0.00	$9,171,000.00
October 1, 2012	0.00	27,817,000.00	0.00	9,171,000.00
April 1, 2013	0.00	27,817,000.00	0.00	9,171,000.00
October 1, 2013	693,116.00	27,123,884.00	266,560.00	8,904,440.00
April 1, 2014	932,060.26	26,191,823.74	291,127.20	8,613,312.80
October 1, 2014	916,064.26	25,275,759.48	286,328.40	8,326,984.40
April 1, 2015	900,068.26	24,375,691.22	281,529.60	8,045,454.80
October 1, 2015	884,072.26	23,491,618.96	276,730.80	7,768,724.00
April 1, 2016	868,076.26	22,623,542.70	370,574.00	7,398,150.00
October 1, 2016	716,220.90	21,907,321.80	362,576.00	7,035,574.00
April 1, 2017	647,438.10	21,259,883.70	354,578.00	6,680,996.00
October 1, 2017	661,301.30	20,598,582.40	346,580.00	6,334,416.00
April 1, 2018	996,817.40	19,601,765.00	107,973.00	6,226,443.00
October 1, 2018	1,019,745.00	18,582,020.00	107,973.00	6,118,470.00
April 1, 2019	995,751.00	17,586,269.00	107,973.00	6,010,497.00
October 1, 2019	971,757.00	16,614,512.00	6,010,497.00	0.00
April 1, 2020	947,763.00	15,666,749.00	0.00	0.00
October 1, 2020	923,769.00	14,742,980.00	0.00	0.00
April 1, 2021	899,775.00	13,843,205.00	0.00	0.00
October 1, 2021	875,781.00	12,967,424.00	0.00	0.00
April 1, 2022	851,787.00	12,115,637.00	0.00	0.00
October 1, 2022	827,793.00	11,287,844.00	0.00	0.00
April 1, 2023	803,799.00	10,484,045.00	0.00	0.00
October 1, 2023	779,805.00	9,704,240.00	0.00	0.00
April 1, 2024	755,811.00	8,948,429.00	0.00	0.00
October 1, 2024	8,948,429.00	0.00	0.00	0.00

	N151UW
	Series A Equipment Notes		Series B Equipment Notes
Date	Scheduled Payments of Principal	Equipment Note Ending Balance	Scheduled Payments of Principal	Equipment Note Ending Balance
Issuance Date	$0.00	$27,817,000.00	$0.00	$9,171,000.00
October 1, 2012	0.00	27,817,000.00	0.00	9,171,000.00
April 1, 2013	0.00	27,817,000.00	0.00	9,171,000.00
October 1, 2013	693,116.00	27,123,884.00	266,560.00	8,904,440.00
April 1, 2014	932,060.26	26,191,823.74	291,127.20	8,613,312.80
October 1, 2014	916,064.26	25,275,759.48	286,328.40	8,326,984.40
April 1, 2015	900,068.26	24,375,691.22	281,529.60	8,045,454.80
October 1, 2015	884,072.26	23,491,618.96	276,730.80	7,768,724.00
April 1, 2016	868,076.26	22,623,542.70	370,574.00	7,398,150.00
October 1, 2016	716,220.90	21,907,321.80	362,576.00	7,035,574.00
April 1, 2017	647,438.10	21,259,883.70	354,578.00	6,680,996.00
October 1, 2017	661,301.30	20,598,582.40	346,580.00	6,334,416.00
April 1, 2018	996,817.40	19,601,765.00	107,973.00	6,226,443.00
October 1, 2018	1,019,745.00	18,582,020.00	107,973.00	6,118,470.00
April 1, 2019	995,751.00	17,586,269.00	107,973.00	6,010,497.00
October 1, 2019	971,757.00	16,614,512.00	6,010,497.00	0.00
April 1, 2020	947,763.00	15,666,749.00	0.00	0.00
October 1, 2020	923,769.00	14,742,980.00	0.00	0.00
April 1, 2021	899,775.00	13,843,205.00	0.00	0.00
October 1, 2021	875,781.00	12,967,424.00	0.00	0.00
April 1, 2022	851,787.00	12,115,637.00	0.00	0.00
October 1, 2022	827,793.00	11,287,844.00	0.00	0.00
April 1, 2023	803,799.00	10,484,045.00	0.00	0.00
October 1, 2023	779,805.00	9,704,240.00	0.00	0.00
April 1, 2024	755,811.00	8,948,429.00	0.00	0.00
October 1, 2024	8,948,429.00	0.00	0.00	0.00

Loan to Value Ratio Tables

The following tables set forth loan to Aircraft value ratios for the Equipment Notes to be issued in respect of each of the four (4) new Airbus A321-211 aircraft to be financed pursuant to this Offering as of initial issuance and the Regular Distribution Dates thereafter. The loan to value ratio was obtained by dividing (i) the outstanding balance (assuming no payment default) of such Equipment Notes plus, in the case of the Series B Equipment Notes, the outstanding balance (assuming no payment default) of the Series A Equipment Notes, determined immediately after giving effect to the payments scheduled to be made on each such Regular Distribution Date by (ii) the appraised value of the Aircraft securing such Equipment Notes (see “Description of the Aircraft and the Appraisals—The Appraisals” in the Supplement), subject to the “Depreciation Assumption”. The Depreciation Assumption contemplates that the value of each Aircraft at issuance of the Equipment Notes included in each table depreciates by approximately 3% of the initial appraised value per year, for the first fifteen (15) years after the year of delivery of such Aircraft and 4% per year for each of the next five (5) years, in each case prior to the final expected Regular Distribution Date. Other rates or methods of depreciation may result in materially different loan to Aircraft value ratios, and no assurance can be given (i) that the depreciation rates and method assumed for the purposes of the tables are the ones most likely to occur or (ii) as to the actual future value of any Aircraft. Thus, the tables should not be considered a forecast or prediction of expected or likely loan to Aircraft value ratios, but simply a mathematical calculation based on one set of assumptions. These tables should be reviewed together with the Loan to Value Ratio Tables for the eight (8) new Airbus A321-231 aircraft and the other two (2) Airbus A321-231 aircraft currently owned by US Airways described in the Supplement.

A321-211

		N198UW
		Outstanding Balance		Loan to Value Ratio
Date	Assumed Aircraft Value	Series A Equipment Notes	Series B Equipment Notes	Series A Equipment Notes	Series B Equipment Notes
Issuance Date	$53,140,000.00	$27,723,000.00	$9,140,000.00	52.2%	69.4%
October 1, 2012	53,140,000.00	27,723,000.00	9,140,000.00	52.2	69.4
April 1, 2013	53,140,000.00	27,723,000.00	9,140,000.00	52.2	69.4
October 1, 2013	52,342,900.00	26,626,833.23	8,741,264.30	50.9	67.6
April 1, 2014	51,545,800.00	25,705,890.46	8,453,511.20	49.9	66.3
October 1, 2014	50,748,700.00	24,800,889.69	8,170,540.70	48.9	65.0
April 1, 2015	49,951,600.00	23,911,830.92	7,892,352.80	47.9	63.7
October 1, 2015	49,154,500.00	23,038,714.15	7,618,947.50	46.9	62.4
April 1, 2016	48,357,400.00	22,181,539.38	7,253,610.00	45.9	60.9
October 1, 2016	47,560,300.00	21,473,475.45	6,896,243.50	45.1	59.7
April 1, 2017	46,763,200.00	20,833,005.60	6,546,848.00	44.6	58.6
October 1, 2017	45,966,100.00	20,179,117.90	6,205,423.50	43.9	57.4
April 1, 2018	45,169,000.00	19,196,825.00	6,097,815.00	42.5	56.0
October 1, 2018	44,371,900.00	18,192,479.00	5,990,206.50	41.0	54.5
April 1, 2019	43,574,800.00	17,212,046.00	5,882,598.00	39.5	53.0
October 1, 2019	42,777,700.00	16,255,526.00	0.00	38.0	0.0
April 1, 2020	41,980,600.00	15,322,919.00	0.00	36.5	0.0
October 1, 2020	41,183,500.00	14,414,225.00	0.00	35.0	0.0
April 1, 2021	40,386,400.00	13,529,444.00	0.00	33.5	0.0
October 1, 2021	39,589,300.00	12,668,576.00	0.00	32.0	0.0
April 1, 2022	38,792,200.00	11,831,621.00	0.00	30.5	0.0
October 1, 2022	37,995,100.00	11,018,579.00	0.00	29.0	0.0
April 1, 2023	37,198,000.00	10,229,450.00	0.00	27.5	0.0
October 1, 2023	36,400,900.00	9,464,234.00	0.00	26.0	0.0
April 1, 2024	35,603,800.00	8,722,931.00	0.00	24.5	0.0
October 1, 2024	34,806,700.00	0.00	0.00	0.0	0.0

		N199UW
		Outstanding Balance		Loan to Value Ratio
Date	Assumed Aircraft Value	Series A Equipment Notes	Series B Equipment Notes	Series A Equipment Notes	Series B Equipment Notes
Issuance Date	$53,230,000.00	$27,770,000.00	$9,156,000.00	52.2%	69.4%
October 1, 2012	53,230,000.00	27,770,000.00	9,156,000.00	52.2	69.4
April 1, 2013	53,230,000.00	27,770,000.00	9,156,000.00	52.2	69.4
October 1, 2013	52,431,550.00	26,671,929.49	8,756,068.85	50.9	67.6
April 1, 2014	51,633,100.00	25,749,426.97	8,467,828.40	49.9	66.3
October 1, 2014	50,834,650.00	24,842,893.46	8,184,378.65	48.9	65.0
April 1, 2015	50,036,200.00	23,952,328.94	7,905,719.60	47.9	63.7
October 1, 2015	49,237,750.00	23,077,733.43	7,631,851.25	46.9	62.4
April 1, 2016	48,439,300.00	22,219,106.91	7,265,895.00	45.9	60.9
October 1, 2016	47,640,850.00	21,509,843.78	6,907,923.25	45.2	59.7
April 1, 2017	46,842,400.00	20,868,289.20	6,557,936.00	44.6	58.6
October 1, 2017	46,043,950.00	20,213,294.05	6,215,933.25	43.9	57.4
April 1, 2018	45,245,500.00	19,229,337.50	6,108,142.50	42.5	56.0
October 1, 2018	44,447,050.00	18,223,290.50	6,000,351.75	41.0	54.5
April 1, 2019	43,648,600.00	17,241,197.00	5,892,561.00	39.5	53.0
October 1, 2019	42,850,150.00	16,283,057.00	0.00	38.0	0.0
April 1, 2020	42,051,700.00	15,348,870.50	0.00	36.5	0.0
October 1, 2020	41,253,250.00	14,438,637.50	0.00	35.0	0.0
April 1, 2021	40,454,800.00	13,552,358.00	0.00	33.5	0.0
October 1, 2021	39,656,350.00	12,690,032.00	0.00	32.0	0.0
April 1, 2022	38,857,900.00	11,851,659.50	0.00	30.5	0.0
October 1, 2022	38,059,450.00	11,037,240.50	0.00	29.0	0.0
April 1, 2023	37,261,000.00	10,246,775.00	0.00	27.5	0.0
October 1, 2023	36,462,550.00	9,480,263.00	0.00	26.0	0.0
April 1, 2024	35,664,100.00	8,737,704.50	0.00	24.5	0.0
October 1, 2024	34,865,650.00	0.00	0.00	0.0	0.0

		N150UW
		Outstanding Balance		Loan to Value Ratio
Date	Assumed Aircraft Value	Series A Equipment Notes	Series B Equipment Notes	Series A Equipment Notes	Series B Equipment Notes
Issuance Date	$53,320,000.00	$27,817,000.00	$9,171,000.00	52.2%	69.4%
October 1, 2012	53,320,000.00	27,817,000.00	9,171,000.00	52.2	69.4
April 1, 2013	53,320,000.00	27,817,000.00	9,171,000.00	52.2	69.4
October 1, 2013	53,320,000.00	27,123,884.00	8,904,440.00	50.9	67.6
April 1, 2014	52,520,200.00	26,191,823.74	8,613,312.80	49.9	66.3
October 1, 2014	51,720,400.00	25,275,759.48	8,326,984.40	48.9	65.0
April 1, 2015	50,920,600.00	24,375,691.22	8,045,454.80	47.9	63.7
October 1, 2015	50,120,800.00	23,491,618.96	7,768,724.00	46.9	62.4
April 1, 2016	49,321,000.00	22,623,542.70	7,398,150.00	45.9	60.9
October 1, 2016	48,521,200.00	21,907,321.80	7,035,574.00	45.2	59.7
April 1, 2017	47,721,400.00	21,259,883.70	6,680,996.00	44.6	58.6
October 1, 2017	46,921,600.00	20,598,582.40	6,334,416.00	43.9	57.4
April 1, 2018	46,121,800.00	19,601,765.00	6,226,443.00	42.5	56.0
October 1, 2018	45,322,000.00	18,582,020.00	6,118,470.00	41.0	54.5
April 1, 2019	44,522,200.00	17,586,269.00	6,010,497.00	39.5	53.0
October 1, 2019	43,722,400.00	16,614,512.00	0.00	38.0	0.0
April 1, 2020	42,922,600.00	15,666,749.00	0.00	36.5	0.0
October 1, 2020	42,122,800.00	14,742,980.00	0.00	35.0	0.0
April 1, 2021	41,323,000.00	13,843,205.00	0.00	33.5	0.0
October 1, 2021	40,523,200.00	12,967,424.00	0.00	32.0	0.0
April 1, 2022	39,723,400.00	12,115,637.00	0.00	30.5	0.0
October 1, 2022	38,923,600.00	11,287,844.00	0.00	29.0	0.0
April 1, 2023	38,123,800.00	10,484,045.00	0.00	27.5	0.0
October 1, 2023	37,324,000.00	9,704,240.00	0.00	26.0	0.0
April 1, 2024	36,524,200.00	8,948,429.00	0.00	24.5	0.0
October 1, 2024	35,724,400.00	0.00	0.00	0.0	0.0

		N151UW
		Outstanding Balance		Loan to Value Ratio
Date	Assumed Aircraft Value	Series A Equipment Notes	Series B Equipment Notes	Series A Equipment Notes	Series B Equipment Notes
Issuance Date	$53,320,000.00	$27,817,000.00	$9,171,000.00	52.2%	69.4%
October 1, 2012	53,320,000.00	27,817,000.00	9,171,000.00	52.2	69.4
April 1, 2013	53,320,000.00	27,817,000.00	9,171,000.00	52.2	69.4
October 1, 2013	53,320,000.00	27,123,884.00	8,904,440.00	50.9	67.6
April 1, 2014	52,520,200.00	26,191,823.74	8,613,312.80	49.9	66.3
October 1, 2014	51,720,400.00	25,275,759.48	8,326,984.40	48.9	65.0
April 1, 2015	50,920,600.00	24,375,691.22	8,045,454.80	47.9	63.7
October 1, 2015	50,120,800.00	23,491,618.96	7,768,724.00	46.9	62.4
April 1, 2016	49,321,000.00	22,623,542.70	7,398,150.00	45.9	60.9
October 1, 2016	48,521,200.00	21,907,321.80	7,035,574.00	45.2	59.7
April 1, 2017	47,721,400.00	21,259,883.70	6,680,996.00	44.6	58.6
October 1, 2017	46,921,600.00	20,598,582.40	6,334,416.00	43.9	57.4
April 1, 2018	46,121,800.00	19,601,765.00	6,226,443.00	42.5	56.0
October 1, 2018	45,322,000.00	18,582,020.00	6,118,470.00	41.0	54.5
April 1, 2019	44,522,200.00	17,586,269.00	6,010,497.00	39.5	53.0
October 1, 2019	43,722,400.00	16,614,512.00	0.00	38.0	0.0
April 1, 2020	42,922,600.00	15,666,749.00	0.00	36.5	0.0
October 1, 2020	42,122,800.00	14,742,980.00	0.00	35.0	0.0
April 1, 2021	41,323,000.00	13,843,205.00	0.00	33.5	0.0
October 1, 2021	40,523,200.00	12,967,424.00	0.00	32.0	0.0
April 1, 2022	39,723,400.00	12,115,637.00	0.00	30.5	0.0
October 1, 2022	38,923,600.00	11,287,844.00	0.00	29.0	0.0
April 1, 2023	38,123,800.00	10,484,045.00	0.00	27.5	0.0
October 1, 2023	37,324,000.00	9,704,240.00	0.00	26.0	0.0
April 1, 2024	36,524,200.00	8,948,429.00	0.00	24.5	0.0
October 1, 2024	35,724,400.00	0.00	0.00	0.0	0.0

Additional Information

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley toll-free at 1-866-718-1649, Citigroup at 1-212-723-6171, Goldman, Sachs & Co. toll-free at 1-866-471-2526, Barclays toll-free at 1-888-603-5847, BofA Merrill Lynch toll-free at 1-800-294-1322 or Natixis at 1-212-698-3108 (institutional investors).